Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2018, relating to the consolidated financial statements and financial statement schedules of HCP, Inc. and subsidiaries (which reports express an unqualified opinion and include an explanatory paragraph regarding the Company’s adoption of Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business), and the effectiveness of HCP, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of HCP, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Los Angeles, California	/s/ Deloitte & Touche LLP
May 31, 2018	Deloitte & Touche LLP